EXHIBIT 1

AMENDED AND RESTATED JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Britton & Koontz Capital Corporation and further agree that this Amended and Restated Joint Filing Agreement may be included as an Exhibit to such joint filings.

 In evidence thereof, the undersigned have executed this Joint Filing Agreement this 27th day of February, 2006.

/s/ Bazile R. Lanneau, Jr.
Bazile R. Lanneau, Jr.
/s/ Jeri Jean M. Lanneau
Jeri Jean M. Lanneau
/s/ Bazile R. Lanneau
Bazile R. Lanneau
/s/ Anna Rose M. Lanneau
Anna Rose M. Lanneau
/s/ Keith P. Lanneau
Keith P. Lanneau